Exhibit 4.41

License Agreement for Broadcasting League of Legends Matches

Between

Tengjing Sports & Culture Development (Shanghai) Co., Ltd.

and

Wuhan Ouyue Online TV Co., Ltd.

* Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

License Agreement for Broadcasting League of Legends Matches

This License Agreement for Broadcasting League of Legends Matches (the “Agreement”) is made and entered into in Nanshan District, Shenzhen, the People’s Republic of China (“China”) on April 25, 2023 by and between:

(1)

Tengjing Sports & Culture Development (Shanghai) Co., Ltd., a limited liability company legally incorporated and existing under the laws of China, with its legal address at Room 02-04, 45th Floor (actually 39th Floor), No.669 Xinzha Road, Jing’an District, Shanghai (hereinafter referred to as “Party A”);

(2)

Wuhan Ouyue Online TV Co., Ltd., a limited liability company legally incorporated and existing under the laws of China, with its legal address at 8/F, Building B1, Phase 4.1, Software Park, No.1 East Ruanjianyuan Road, East Lake High-Tech Development Zone, Wuhan (hereinafter referred to as “Party B”).

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

By mutual agreement, the Parties are willing to utilize their respective resources and strengths in relevant industries and therefore, the Parties enter into the following agreement in relation with the broadcasting rights of 2023-2025 League of Legends Pro League (LPL) and 2023-2025 League of Legends World Championship (S13-S15) (“Authorized Matches”) licensed by Party A to Party B in accordance with the principles of equality, mutual benefit and good faith:

Article 1 Definition and Interpretation

1.1	Definition.

For the purpose of this Agreement, unless otherwise specified in this Agreement or the context requires otherwise, the relevant words and phrases used in this Agreement shall have the meanings specified in Schedule 1.

1.2	Interpretation.

(1)	Headings in this Agreement are for search and reference only, and do not define, restrict, explain or describe the content of the provisions, nor do they affect the meaning of the provisions.

(2)	Any “provision”, “article” or “schedule” mentioned herein refers to the specific provision, Article or Schedule of this Agreement.

(3)	Any laws, regulations, rules, notices or statutory provisions referred to herein shall include any supplement and amendment thereto or re-promulgation thereof made by the legislature.

(4)	The Schedules of this Agreement are an integral part of this Agreement and have the same binding force as the text of this Agreement.

Article 2 Grant of Rights

2.1	Authorized rights.

Subject to the terms and conditions of this Agreement, Party A agrees to grant to Party B, and Party B is willing to accept a paid, non-exclusive, non-transferrable and non-sublicensable license which is limited in term, so that Party B can use the authorized content within the authorized use channels, license term, licensed territory and language specified in this Agreement. For the avoidance of any doubt, the specific authorized contents are as follows:

(1)

Live broadcasting right: The right to use the official Chinese streaming signal provided by Party A for live broadcasting of 2023-2025 (3 years) League of Legends Pro League (“LPL”) and 2023-2025 (3 years) League of Legends World Championship (League of Legends World Championship in the year of 2023, 2024 and 2025 are hereinafter collectively referred to as “S13-S15” and individually as “S13”, “S14” and “S15” respectively).

(2)

On-demand broadcasting right: The right to use the official Chinese streaming video of the games provided by Party A for on-demand broadcasting of 2023-2025 (3 years) LPL and 2023-2025 (3 years) S13-S15.

2.2	Authorized use channels.

Party B can only use the authorized content on Party B’s platforms listed in the item (1), (2) and (3) below:

(1)	Livebroadcasting sharing website owned or operated by Party B and its affiliates (i.e. the main domain name www.douyu.com and sub-domain website under the main domain name);

(2)	PC client software for the livebroadcasting sharing website listed in above item (1) running on personal microcomputer with Windows and MacOS as operating systems (i.e. Douyu Live).

(3)

Smartphone client software and tablet client software for the livebroadcasting sharing website listed in above item (1) running on handheld mobile display terminal devices with iOS, Android and Windows Phone as operating systems (i.e. Douyu Live).

For further clarification, the above platforms do not include: traditional TV and other non-existing, future broadcasting tools/platforms; other versions of client software, such as Surface version, Surface Pro version, Linux version, etc.; and the case that client software is embedded into terminal devices other than those running the above-specified operating system. In addition, Party B shall submit all the specific platforms that meet the above requirements to Party A in advance in writing, which shall be reviewed and confirmed by Party A in writing.

2.3	License term, territory and language.

(1)	License term of live broadcasting:

a)	2023-2025 LPL: From the commencement of LPL Spring Split of the year to the end of LPL Summer Final of the year (the actual date and time shall be subject to the official announcement);

b)	S13-S15: From the commencement of such Authorized Matches to the end of such Authorized Matches (the actual date and time shall be subject to the official announcement).

(2)	License term of on-demand broadcasting:

a)

2023-2025 LPL: Three (3) years from the end of the live broadcasting of the last single match (usually the Summer Final) of such Authorized Matches of the year (the actual date and time shall be subject to the official announcement);

b)	S13-S15: Three (3) years from the end of the live broadcasting of the last single match of such Authorized Matches of the year (the actual date and time shall be subject to the official announcement).

For further clarification, the license term of each Authorized Match is calculated separately, and the specific time shall be subject to the actual match time Party A officially announces. Besides, if Party A decides to revoke any certain authorized right under this Agreement, the license term of such authorized right shall terminate on the date the written notice of Party A’s decision to revoke such authorized right is served on Party B.

(3)	Territory: Chinese mainland only, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

(4)	Language: Mandarin Chinese.

2.4	Derivative content production.

For the purpose of publicizing and promoting the live/on-demand broadcasting of the Authorized Matches, Party B may carry out secondary processing and arrangement based on the Match Resources (i.e. the content resources used to broadcast and promote the matches such as the official Chinese livestreaming signals, on-demand broadcasting videos and pictures of the Authorized Matches), and make highlights and replays of the matches; and make match introductions, news reports, analyses and comments based on the official promotional videos, game videos and other authorized materials separately confirmed by Party A in writing. However, before the aforementioned derivative content is officially produced and broadcast, Party B shall submit the relevant schemes and plans to Party A in writing and obtain Party A’s written permission. Such derivative content can only be released or broadcast through the authorized use channels stipulated in the Article 2.2 hereof or the channels permitted by Party A and approved in writing separately, and shall not breach the relevant stipulations in the Article 2.5 hereof. At the same time, Party A reserves the right to require Party B to broadcast the match highlights only after Party A’s prior written review which is aimed at but not limited to the content of production results, release or broadcasting channels, etc.

2.5	Right to produce and operate secondary live streaming

Party B has the right to produce secondary live streaming content (“secondary live streaming” herein refers to the reproduction of the original content, for example, second live studios for matches which has already been realized) and to appoint streamers/commentators/hosts at its own discretion when using authorized content under this Agreement in official second match live studios. However, Party A reserves the right to terminate aforementioned relevant cooperation and broadcasting of relevant programs and videos immediately and to demand Party B to make corrections immediately if Match Resources or Authorized Matches are involved in political risks or negative public opinion risks due to the content broadcast by streamers/commentators/hosts appointed by Party B, or if such streamers/commentators/hosts disseminate any competitors of the Authorized Matches or in the event of other non-compliance with requirements and restrictions of this Agreement. Party B cannot broadcast any of relevant programs and videos before its corrections are completed and satisfy Party A’s requirements.

2.6	Adjustment to Authorized Matches.

The “Authorized Matches” referred to in this Agreement shall be subject to the definition in the Article 2 of Schedule 1. The situation shall be handled as follows:

(1)

If any adjustment to any of the Authorized Matches listed in the Article 2 of Schedule 1 due to objective reasons (including but not limited to the Covid-19 pandemic and other epidemics of acute infectious diseases) during the period from January 1, 2023 to December 31, 2025 leads to the failure to realize the authorization of such whole Authorized Matches of the year, both Parties shall further handle by negotiations. If there are similar matches of the same level and category for replacement or compensation, and Party A proposes the authorization for the replacement or compensation, Party B shall not refuse without reasonable reasons;

(2)

If certain phases or sessions of certain Authorized Matches cannot be held (which do not constitutes failure to hold the whole Authorized Matches), both Parties shall negotiate friendly to determine compensation solutions or corresponding refunding ratio for such failure to hold certain phases or sessions. [redacted]

2.7	Reservation and limitation of rights.

Party A reserves all rights for itself and its affiliates that are not explicitly granted to Party B under this Agreement. In particular, in addition to the above authorized rights, without Party A’s prior written consent, Party B (i) shall not, and/or shall not authorize a third party to, use, broadcast or disseminate the Authorized Matches and Match Resources on any platform other than the authorized channels specified in this Agreement, regardless of whether the platform belongs to Party B or its affiliates, and regardless of whether the platform owner has any business, strategy, or equity relationships with Party B or its affiliates; (ii) shall not use any content other than the Match Resources and other authorized materials provided by Party A, including but not limited to the trademarks, graphics, logo and text of Party A or Party A’s affiliates, or the trademarks, materials and data of League of Legends, as well as any content or constituent elements related to League of Legends.

Article 3 Rules and Restrictions on the Exercise of Rights

3.1	User restriction and isolation.

[redacted] Unless otherwise stipulated in this Agreement, Party B may not restrict and isolate users for any reason, including the use of advertisement screening software and browser selection. Notwithstanding the foregoing provisions, Party B shall adopt digital rights management (DRM) technology, geographical shielding technology and other corresponding technical measures to prevent the Authorized Matches and Match Resources from being received and viewed by any third party (including but not limited to end users) outside the licensed territory and from being modified, grabbed, nested, downloaded, forwarded and distributed by third parties (including but not limited to end users).

3.2	Equipment cost and technical standards.

Party B shall prepare equipment for receiving Party A’s official live signals and match videos at its own cost, and shall be responsible for receiving and subsequent dissemination of the corresponding contents, and bear all related transmission costs, equipment costs and program production costs. Party A has the right to change the way of providing signals and videos at its own discretion, and to upgrade the encryption system of signals and videos according to official rules. Moreover, Party B shall abide by and meet the minimum technical quality standards specified in Schedule 2 when using, broadcasting and disseminating the Authorized Matches and Match Resources.

3.3	No modification.

Party B shall use the official live signals and videos of Party A and broadcast them in their entirety; if the official live signals and game videos provided by Party A are not processed, Party B shall use its best efforts to process and produce them within a reasonable range; Party B may mark the watermark logo of Party B on the screen according to practice in the industry, provided that the main screen of the match is not covered. In any case, if Party B needs to change or process the Match Resources provided by Party A in any form, Party B must obtain Party A’s prior written consent and review and confirmation. Without Party A’s prior written consent, under no circumstances shall Party B interfere with, distort or commit any behavior that impairs or modifies the entirety of the Match Resources provided by Party A, including but not limited to:

(1)	Reducing the screen size;

(2)	Providing “scroll bar” information service anywhere on the screen;

(3)	Using “pop-up” ads;

(4)	Marking the trademark or logo of its own or a third party on the screen in addition to the above-mentioned watermark logo;

(5)	Covering or obscuring the trademarks or logos of Party A or Party A’s affiliates or League of Legends and Authorized Matches with trademarks or logos of its own or a third party;

(6)	Blocking or obscuring the trademarks or logos of Party A or Party A’s affiliates or League of Legends and Authorized Matches.

3.4	Limitations on self-made content.

Party B shall fully display the whole process of official live streaming, and shall not block, cover, edit or actively abandon the broadcast in any form without official permission. [redacted] Party A reserves the right to require Party B to submit all the self-made content to Party A before using such self-made content, and to require Party B to use the content only after obtaining written review and confirmation from Party A. Such review is made on, including but not limited to, the specifics, release or broadcasting channels of the content. Party A has the right to propose amendments to or to even prohibit the use of Party B’s self-made content, and Party B must strictly follow Party A’s requirements. Notwithstanding the foregoing provisions, during the period of broadcasting the self-made content, Party B shall ensure that users are provided with official Match Resources for viewing at the same time, and that Party A’s official live signals and videos can be broadcast in their entirety.

3.5	Naming and arrangement.

When naming and arranging Match Resources, Party B shall observe the following:

(1)

Reflecting the following information: league/trophy, year, territory (if allowed to broadcast non-Chinese Match Resources), sessions, weeks and days of spring/summer matches/trophies, and live/on-demand languages (if allowed to broadcast non-Chinese Match Resources). Example: [redacted]

(2)	The naming of the match videos must reflect the teams of the specific match. Example: [redacted]

(3)	Placing links leading to the official website of the Authorized Matches (or other links required by Party A or Party A’s affiliates) at reasonable positions such as live broadcasting descriptions.

3.6	Chatting and socializing.

Party B shall try its best within a reasonable range to ensure that the chatting/socializing content of users during watching the broadcast is legal and compliant, and will not have adverse effects on Party A or Party A’s affiliates, League of Legends and Authorized Matches, and shall manage and guide public opinion on the content generated by users, so as to prevent extreme words and deeds during broadcasting. Otherwise, Party B shall directly prohibit the chatting/socializing function, and Party A has the right to require Party B to immediately handle the content generated by related users and to optimize or rectify the related chatting/socializing function.

3.7	Others.

Party B shall try its best to communicate and coordinate with Party A or Party A’s affiliates or the third party designated by Party A within a reasonable range, and comply with the provisions of this Agreement and the requirements put forward by Party A or Party A’s affiliates from time to time to ensure the lawful, compliant and high-quality broadcasting and dissemination of Authorized Matches and Match Resources. Moreover, Party B shall live broadcast every match of the Authorized Matches.

Article 4 Publicity and Promotion

4.1	Publicity and promotion.

Party B shall make reasonable effort to promote League of Legends and related matches and activities, so as to maximize the audience number for the live/on-demand broadcasting of Authorized Matches hereunder. For this purpose, Party B agrees to negotiate in good faith with Party A on all marketing and promotional activities and activities related to League of Legends and related match coverage. Subject to other provisions of this Agreement, Party B shall carry out marketing activities around the broadcasting of League of Legends and related matches and activities, and arrange high-quality media resources of Party B and Party B’s affiliates for the promotional activities of match broadcasting, including but not limited to the selection of key matches, gold promotion places and We Media. Party B confirms that all plans for the use of Authorized Matches, Match Resources, intellectual property rights of Party A and other related resources shall be notified to Party A in advance in writing, and can be implemented only after obtaining Party A’s prior written review and confirmation.

4.2

Party A’s detailed specification requirements for media resources (including specific form and location, released content and release time, etc.) will be communicated to Party B by designated contact person at one time or several times by e-mail or other forms confirmed by the Parties in writing. The released content includes but shall not be limited to League of Legends and related matches and activities (including but not limited to Authorized Matches). The final content and requirements shall be subject to negotiation and confirmation by the Parties, but Party A reserves the right for final decision.

4.3

Party B undertakes and warrants that it will complete the release and promotion of all media resources in strict accordance with the content jointly confirmed by the Parties, and will provide Party A with the final report within 5 working days after each release. If, during the term of this Agreement, Party A fails to use one or more of the resources due to business arrangement of all parties, market changes, resource scheduling and other factors, Party B agrees to extend the term until all media resources are used up.

4.4

Party A has the right to review Party B’s implementation of media resources. If the media resources provided by Party B do not conform to the content confirmed by the Parties, Party A shall have the right to require Party B to make modification, republication or take remedial measures within a reasonable time limit specified by Party A, and the losses caused to Party A shall be fully borne by Party B. If Party B fails to take effective remedial measures that meet Party A’s requirements, Party A shall have the right to ask Party B to discount all the fulfilled media resources to cash, that is, to pay the corresponding value directly.

Article 5 Investment Promotion and Advertisement

5.1	Cooperation restrictions.

Subject to the terms and conditions of this Agreement, Party B has the right to operate attached investment promotion and advertisement generated from live/on-demand matches, [redacted]. For the avoidance of doubt, the attached advertisements mentioned in this Paragraph, including not only the advertisements and publicity placed by Party B in the live streaming of Authorized Matches on Party B’s platform, but also the advertising area around the live broadcasting page of the Authorized Match on Party B’s platform or other advertisement presentation on the live broadcasting page, as well as the advertisement presentation and market promotion using the elements and content of Authorized Matches in other visual areas and interfaces of Party B’s platform (including but not limited to the screen opening interface), shall be subject to the aforementioned restrictions of this Paragraph. [redacted] In case of any dispute between Party A and Party B over attached advertisement and its investment promotion right, the conditions and requirements finally confirmed by Party A shall prevail.

5.2	Broadcasting time.

Party B can only broadcast advertisements in the following time periods:

(1)	Party B may broadcast teaser advertisements with a total duration of no more than 45 seconds before the start of the match (that is, before Party A provides official Match Resources).

(2)

After the start of the match, the cut-in advertisement can only be broadcast before the end of the match interval in the way of countdown and with the words “Be right back”, and the advertisement broadcasting time shall not exceed 60 seconds. The running of advertisement should be finished before the live broadcast of the match resumes, and if not, should be stopped immediately.

Except for the above pre-start phase and intervals of the matches, Party B shall not broadcast any form of advertisement, and shall not insert any advertisement content directly or indirectly into the official live signal, the match video or related or adjacent pages without Party A’s written review and confirmation.

5.3	No use.

Party B shall not invite investment in the name of Party A or Party A’s affiliates or League of Legends and related matches, nor imply that its investment promotion behavior is related to Party A or Party A’s affiliates or League of Legends and related matches; Party B shall not authorize any third party to use the trademarks, service marks, copyrights, design patents or industrial designs, domain names, trade names or any other titles, derivatives, adaptations or variants of Party A or Party A’s affiliates or League of Legends and related matches, or any text, symbols or designs identical or similar to the trademarks, trade names or logos of Party A or Party A’s affiliates or League of Legends and related matches in the advertisement.

5.4	Submission and review.

Party B shall submit to Party A in writing the list of all merchants and advertisers and the content of the advertisements. Party A reserves the right to require Party B to cooperate with advertisers or to broadcast advertisements only after obtaining the written permission of Party A; Party A has the right to propose reasonable amendments to the advertising content that Party B intends to broadcast, or even to prohibit the broadcast of the advertising content, and Party B must strictly comply with Party A’s requirements.

5.5	Official sponsorship and advertising.

Party B shall ensure that the content of the title sponsor or other sponsors of the Authorized Matches is displayed according to the Match Resources provided by Party A and other requirements, and shall not edit, modify, add, delete or change any official sponsorship and advertisement or their components in any form, including but not limited to excluding, restricting, replacing or obscuring the screen covering graphics or billboards around the match venue included in the official live signal or video of the match and/or any other graphics, signs, symbols, advertisements or promotional materials displayed at any match venue. In addition, Party B undertakes that all advertisements launched in the performance of this Agreement must be in compliance with relevant laws and regulations of China (including but not limited to the current Advertising Law of the People’s Republic of China), and shall not commit any acts violating laws and policies.

Article 6 Supervision and Reporting

6.1	Supervision power.

Party A has the right to know, inquire, review and suggest, regulate and supervise, and finally decide on all the behaviors of Party B under this Agreement and the implementation and completion of matters related to authorized rights. Unless otherwise stipulated in this Agreement, Party A reserves the right to require Party B to submit all the schemes and content to Party A before implementing all matters, and to require Party B to implement them only after obtaining written review and confirmation from Party A. If the schemes and content submitted by Party B are inconsistent, or in the specific implementation process, are inconsistent with the schemes confirmed by Party A, Party A shall have the right to require Party B to immediately make correction or prohibit Party B’s implementation, and Party B must strictly follow the requirements of Party A.

6.2	Supervision subject.

For the performance of this Agreement, Party A may designate entities or individuals among Party A or its affiliates or other third parties to exercise supervision power.

6.3	Real-time communication.

Party B must appoint a representative to discuss with Party A through [redacted] during the live broadcasting of the Authorized Matches, and receive real-time updates and other reasonable requirements raised by Party A from time to time.

6.4	Data reporting. [redacted]

Article 7 Intellectual Property Rights

7.1	Party A’s intellectual property rights.

Authorized Matches, Match Resources, authorized content, and trademarks, service marks, copyrights, design patents or industrial designs, domain names, trade names or any other titles, derivatives, adaptations or variants associated with Party A or its affiliates or any content of League of Legends, and other intellectual property rights, ownership or interests and other rights in any form related to the authorized rights under this Agreement (no matter whether these rights are known at this stage or not, and no matter what medium, form, format or style will be adopted to express them) shall be owned by Party A or its affiliates. Moreover, the intellectual property rights and other rights of the match highlights, match replays produced by Party B or its affiliates according to this Agreement and other self-made contents such as programs, derivative content and promotional materials using Party A’s intellectual property rights shall also belong to Party A or its affiliates. If there are any intellectual property rights that cannot be vested with Party A or its affiliates from the beginning, Party B undertakes to assign the relevant intellectual property rights to Party A or Party A’s affiliates free of charge.

7.2	Party B’s intellectual property rights.

The intellectual property rights and other rights of the self-made content produced and broadcast by Party B according to this Agreement without using the above-mentioned intellectual property rights of Party A shall belong to Party B, but Party B may only use the self-made content when exercising the authorized rights under this Agreement, and shall not assign or license such self-made content to a third party. Moreover, Party B agrees that when Party B uses its own voice, video and picture, it should try its best not to use the data with intellectual property rights enjoyed by Party A, but when it is necessary to use such data, Party B must obtain the prior written consent of Party A, and use the data only within the scope reviewed and confirmed by Party A in writing.

7.3	Free exercise of rights.

With respect to the relevant rights (including but not limited to intellectual property rights) and interests enjoyed by Party A in accordance with the Article 7.1, Party A has the right to exercise, develop, authorize and license such rights and interests in any form for any purpose at its own discretion, especially that, Party A has the right to assign or license all or part of the above-mentioned rights and interests to any third party at its own discretion. The above-mentioned activities can be carried out for any carrier (including future carriers that are unknown at present), and in any form, including but not limited to written form. Party B shall not, by itself or by authorizing a third party, commit any acts that may damage, restrict or hinder any rights and interests obtained by Party A under this Agreement.

7.4	No registration.

Party B and any of its affiliates will not, or assist any third party to, register in any country or region any trademarks, service marks, copyrights, design patents or industrial designs, domain names, trade names or any other titles, derivatives, adaptations or variants implying that Party B is related to Part A or Party A’s affiliates or League of Legends and any content of the Authorized Matches, or any text, symbols or designs that are identical or similar to those of the trademarks, trade names or logos of Part A or Party A’s affiliates or League of Legends and the Authorized Matches. If Party B breaches the aforesaid provisions, Party B shall, upon Party A’s request, immediately terminate the unauthorized registration activities and sign the assignment documents and other documents that Party A may require in time, so as to assign all rights related to the registration or application of intellectual property rights to Party A. All expenses related to the above-mentioned rights assignment shall be borne by Party B.

7.5	Right protection.

For any illegal misappropriation, publication, reprinting, copying of Authorized Matches, Match Resources, authorized content, works, or other violations of intellectual property rights or other rights enjoyed by Party A and related rights and interests under this Agreement, Party A may defend its rights in its own name, including but not limited to taking legal actions such as applying for evidence preservation, property preservation, administrative complaints, filing civil lawsuits, appeals, applying for execution, reconciliation, and obtaining compensations. If Party B finds that there is illegal use in an aforesaid manner without authorization of Party A, Party B shall inform Party A of such illegal use, notwithstanding authorized rights of Party B under this Agreement being non-exclusive.

Article 8 Consideration for Authorization

8.1	Fees and payment.

As the consideration for obtaining the authorized rights stipulated in this Agreement, Party B shall pay Party A the license fee totaling RMB 450 million (SAY RMB FOUR HUNDRED AND FIFITY MILLION ONLY, tax inclusive). The specific payment time, ratio and conditions are as follows:

(1)

License fee for Authorized Matches in the year of 2023: Within fifteen (15) working days after this Agreement comes into effect after being entered into by the Parties and Party B receives corresponding valid VAT invoice, Party B shall pay Party A [redacted] of the license fee for the year of 2023, i.e., [redacted]; within fifteen(15) working days after receiving the corresponding VAT invoice and no later than the commencement date of 2023 LPL Summer Split (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2023, i.e., [redacted]; within fifteen(15) working days after receiving the corresponding VAT invoice and no later than the commencement date of S13 (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2023, i.e., [redacted].

(2)

License fee for Authorized Matches in the year of 2024: Within fifteen(15) working days after Party B receives corresponding valid VAT invoice and no later than the commencement date of 2024 LPL Spring Split (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2024, i.e., [redacted]; within fifteen(15)working days after receiving the corresponding VAT invoice and no later than the commencement date of 2024 LPL Summer Split (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2024, i.e., [redacted]; within fifteen(15)working days after receiving the corresponding VAT invoice and no later than the commencement date of S14 (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2024, i.e., [redacted].

(3)

License fee for Authorized Matches in the year of 2025: Within fifteen(15) working days after Party B receives corresponding valid VAT invoice and no later than the commencement date of 2025 LPL Spring Split (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2025, i.e., [redacted]; within fifteen(15) working days after receiving the corresponding VAT invoice and no later than the commencement date of 2025 LPL Summer Split (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2025, i.e., [redacted]; within fifteen(15) working days after receiving the corresponding VAT invoice and no later than the commencement date of S15 (the specific commencement date shall be subject to prior notice of Party A), Party B shall pay Party A [redacted] of the license fee for the year of 2025, i.e., [redacted].

8.2	Invoice.

Party A shall issue to Party B a formal invoice with corresponding amount before each payment by Party B. The invoice content includes intangible assets license fee and the tax rate of 6%. Party B shall wire transfer the corresponding payment to the account designated by Party A within fifteen (15) working days after receiving the invoice. The invoice issued by Party A shall not be deemed as proof of payment. Party B’s payment to the account designated by Party A shall be deemed as fulfillment of payment.

8.3	Taxes.

The Parties shall pay relevant taxes in accordance with the laws of China. Party B shall not conduct deduction, withholding, offset or exemption in any form when making payments.

8.4	Deferred payment.

If Party B defers in paying to Party A all or part of the payables due, Party B shall pay Party A an overdue fine at a daily rate of five-ten thousandths (0.5‰) of the deferred payment for each day of delay. If all or any part of the payment is delayed for more than fifteen (15) working days, Party A shall have the right to rescind this Agreement immediately, and Party B shall still pay in full the license fee under this Agreement.

8.5	Collection account.

Party A designates the following account as the only valid account to collect the license fee:

Account bank: [redacted]

Account name: [redacted]

Account No.: [redacted]

Article 9 Representations and Warranties

9.1	The Parties represent and warrant that:

(1)	Both Parties are legal persons legally incorporated and existing under the laws of China.

(2)	Both Parties have the authorization, right and approval required for signing this Agreement and fully performing their relevant obligations hereunder.

9.2	Party B represents and warrants that:

(1)

Party B has the right to sign the Agreement and exercise the corresponding authorized rights as stipulated in this Agreement, and has the necessary licenses and qualifications required by the Chinese government and relevant institutions to disseminate the Authorized Matches and Match Resources in the manner stipulated in this Agreement. It will handle the import and broadcast procedures of Match Resources (if necessary) with the relevant authorities of China, and provide Party A with authentic and effective information and other documents required by the port.

(2)

The performance of this Agreement will not breach any restrictions of applicable laws binding on it, will not infringe upon the legitimate rights and interests of any third party, and shall not contain any illegal or infringing content in the process of disseminating the Authorized Matches and Match Resources of Party A. Party B’s obligations hereunder will not conflict with any other prior agreements to which it is a party.

(3)

It will not do anything that is harmful or likely to be harmful to Party A or its affiliates or League of Legends and Authorized Matches, and will not cause any losses to Party A or its affiliates or League of Legends and Authorized Matches.

(4)

It shall not authorize and shall take all possible technical measures to prevent any third-party platform from establishing links to the Match Resources on Party B’s platform or co-constructing a cooperation platform or broadcasting the content authorized by Party A to Party B under this Agreement through other technical means, including but not limited to deep links, so as to ensure that end users will not directly watch the Match Resources of Party B’s platform on any third-Party platform by accessing the page with Authorized Matches and Match Resources on Party B’s platform through link technology or other technical means.

(5)

Party A is the only owner/agent of authorized rights in the licensed territory. Without Party A’s written consent, under no circumstances shall Party B broadcast, disseminate and develop any Match Resources other than those authorized by Party A, and shall not receive the content other than those from the official signal and video sources of Party A, regardless of whether the content is included in the scope of the authorized rights, and regardless of whether the provider of such signal or video is authorized by Party A.

(6)

Party B shall satisfy reasonable requirements of Party A and any organization or individual designated by Party A related to Authorized Matches and authorized rights from time to time during the performance of this Agreement.

(7)	Party B shall be jointly and severally liable for any obligation of its affiliates or other third party associated with Party B involving the content stipulated in this Agreement.

(8)	Party A’s use of Party B’s logo and other materials if authorized by Party B will not infringe upon the intellectual property rights or other legitimate rights and interests of any third party.

9.3	Party A represents and warrants that:

(1)

The performance of this Agreement will not breach any restrictions of applicable laws binding on it, nor infringe upon the legitimate rights and interests of any third party, and the Match Resources provided and authorized by Party A to Party B shall not contain any illegal or infringing content.

(2)	Party B’s use of the logo and other materials provided and authorized by Party A will not infringe on the intellectual property rights or other legitimate rights and interests of any third party.

(3)

Notwithstanding the above commitments, Party A does not make the above commitments to Party B regarding the behavior, speech and information of any third-party participants (including but not limited to participating clubs and their players, club staff, audience, and other persons and/or third-party content accidentally appearing in the official live streaming), which are irrelevant to Party A’s warranty under this Article 9.3. However, Party A will make reasonable efforts to prevent and remove the illegal or infringing contents of these third-party participants in the official live streaming and their adverse effects on the authorized cooperation hereunder.

9.4	Liability limitation and exemption.

To the extent permitted by law, Party A or its affiliates do not make any explicit or implied warranties, including but not limited to any implied warranties of merchantability, applicability for special purposes and non-infringement related to the Authorized Matches and Match Resources. Party B understands and agrees that, under any frame of laws and legal theories (contract theories, tort theories including negligence or any other theories), Party A or its affiliates shall not be liable for any direct, indirect, incidental or special losses or punitive damages of any third party caused by Party B’s use of Match Resources provided by Party A, including but not limited to data loss, reputational loss, decline in business credit or any other intangible loss, regardless of whether Party A or its affiliates explicitly remind or notify Party B of the probability of such loss.

Article 10 Term, Termination and Breach of Contract

10.1	Term.

This Agreement shall come into force from the date when the Parties affix their seals (special seal for contract or official seal), and shall end on the date when the Parties fully perform their obligations hereunder. If the seals are not affixed on the same day, the Agreement will come into force from the date of last seal. If the actual performance of the Agreement occurs first, the validity of the Agreement shall be traced back to the date when the actual performance begins.

10.2	Termination.

10.2.1

During the term of this Agreement, if any special situation (including but not limited to adjustment to business strategy and force majeure) occurs to Party A, Party A may rescind or terminate this Agreement or any authorized right under this Agreement upon a written notice to Party B, without any liability to Party B. After receiving the written notice of rescission or termination of this Agreement or any authorized right under this Agreement, Party B shall immediately stop using all or part of the corresponding Match Resources and authorized content. In particular, if this Agreement is terminated early as stipulated, Party A has the right to request Party B to immediately pay off all the payables due and unpaid by Party B before the effective date of the termination, and the undue amount proportionate to the authorized right that has been used.

10.2.2	In any of the following circumstances, either Party has the right to terminate this Agreement immediately:

(1)	The representations or warranties of the other Party are untrue, inaccurate, incomplete or breach any representations or warranties it makes hereunder;

(2)

The other Party substantially breaches any provision of this Agreement, and such breach is irremediable, or if remediable, the other Party fails to remedy such breach within thirty (30) days after a written notice requesting remedy is served;

(3)

The other Party and its creditors or any other legal party apply for liquidation, bankruptcy, reorganization, reconciliation or dissolution of the other Party or the other Party’s funds cannot maintain the normal operation of the company; or the other Party is unable to repay any debts due; or the creditor of the other Party takes over the operation of the other Party;

(4)	Other circumstances of terminating this Agreement immediately stipulated in this Agreement or the laws of China.

10.2.3

Unless otherwise stipulated in this Agreement, neither Party shall unilaterally terminate this Agreement. If one Party wishes to early terminate this Agreement, it shall negotiate with the other Party and obtain the other Party’s consent, and the Parties shall sign a written confirmation document.

10.3	Party B’s liability for breach of contract.

If Party A faces any third party’s claim, lawsuit or arbitration or suffers losses due to any false representation or warranty of Party B, or due to Party B’s breach of its obligations hereunder, or due to Party B’s infringement or breach of contract against any third party, Party B shall take appropriate measures (including but not limited to coordinating with the third party to resolve disputes) to hold Party A harmless from any claim, lawsuit or arbitration and/or losses. Under such circumstances, Party A reserves the right to claim compensation from Party B for the losses it suffers therefrom. Moreover, Party A has the right to take any one or several measures including but not limited to the following according to the severity of Party B’s breach of contract to hold Party B liable:

(1)	Temporarily or permanently prohibiting Party B from using the authorized content in some authorized use channels; and/or

(2)	Temporarily or permanently revoking part of the authorized rights previously granted to Party B; and/or

(3)	Temporarily or permanently shortening license term or reducing the licensed territory; and/or

(4)	Requiring Party B to pay [redacted] of the total license fee under this Agreement as liquidated damages; and/or

(5)	Unilaterally rescinding this Agreement and revoking all authorized rights previously granted to Party B.

For further clarification, under such circumstances, no matter what measures Party A takes to hold Party B liable for breach of contract, Party B shall still pay in full Party A all fees according to the license fee and the term stipulated in this Agreement.

10.4	Effect of termination.

If this Agreement is terminated, such termination shall not release or affect any obligation or liability of either Party arising prior to the effective date of termination, and this Agreement shall remain in full force and effect with respect to such obligation or liability.

Article 11 Force Majeure

11.1	Force majeure.

If one Party fails to fulfill its obligations hereunder due to any natural disaster, terrorist act, fire, hurricane, epidemic, riot, war, hacker attack, government regulation, policy change, network failure or other similar situations that are unforeseeable, insurmountable and unavoidable by adopting reasonable due diligence and reasonable commercial measures (“Force Majeure”), which prevents such Party from performance of the Agreement or cause its performance to be impossible, the Party affected by Force Majeure (the “Affected Party”) shall not be liable for failure to fulfill its obligations hereunder.

11.2	Consequences of Force Majeure.

Unless otherwise stipulated in this Agreement, in case of Force Majeure, the performance of obligations by the Parties shall be temporarily suspended within the scope affected by Force Majeure, until Force Majeure no longer prevents the performance or causes the performance to be impossible (at that time all the performance of obligations shall be resumed and continued). Notwithstanding the foregoing provisions, the payment and compensation obligations of the Parties to each other hereunder before the occurrence of Force Majeure will not be affected.

11.3	Remedy.

In case of Force Majeure, the Affected Party shall immediately notify the other Party in writing, and inform the other Party of all the information of Force Majeure, the expected duration, and the remedial methods and measures to be taken. The Affected Party shall try its best to take measures to remove, eliminate or reduce the impact of Force Majeure, and resume the performance of its obligations hereunder as soon as possible.

11.4	Termination of Agreement.

In case of Force Majeure, (i) if the situation lasts for more than three (3) months (unless the Parties agree in writing to extend the three (3) month period), either Party has the right to terminate this Agreement after giving written notice to the other Party; or (ii) if the existing objective and uncontroversial evidence shows that the Force Majeure will last for more than three (3) months, and the Parties are unwilling to extend the period mentioned in the (i) above, the Parties may agree in writing that this Agreement may be terminated at any time before the expiration of the period mentioned in the (i) above. In case the situation mentioned in the (i) above occurs, termination of the Agreement shall come into effect when one Party sends a written notice to the other Party. In case of the situation in the (ii) above, termination of the Agreement shall come into effect when the Parties reach a written agreement.

Article 12 Confidentiality

12.1	Confidentiality obligations.

Either Party shall (i) keep the confidential information of the other Party strictly confidential; (ii) not disclose any confidential information of the other Party to any third party; (iii) not use the confidential information of the other Party for any purpose other than for the purpose of performing this Agreement.

12.2	Exceptions to confidentiality.

Article 12.1 does not apply to:

(1)

Disclosure of confidential information of the other Party to its own directors, supervisors, officers and employees who obtain confidential information on the need-to-know basis for the purpose of performing this Agreement; or

(2)	Disclosure of confidential information of the other Party required by laws, relevant stock exchanges, regulatory agencies or courts with jurisdiction.

(3)	Under the circumstances mentioned in the (1) above, either Party shall ensure that its directors, supervisors, officers and employees strictly abide by the obligations under this Article 12.

12.3	Definition of confidential information.

For the purposes of Article 12, “Confidential Information” means (1) information about the existence and content of this Agreement and the transactions contemplated herein; and (2) all proprietary, confidential, non-public technical and/or commercial information disclosed by one Party or its affiliates to the other Party, including but not limited to (i) any R&D design, service or product design concepts/ideas, products and their specifications, data, models, samples, drafts, product test results and other technical information disclosed by the Party or its affiliates to the other Party or the other Party’s employees before or after signing this Agreement; (ii) commercial information on marketing requirements and strategies, product plans and prices, customer lists, direction of the company’s business development, and systems and processes related to operation and management; and (iii) other information disclosed to the other Party by the Party or its affiliates and subject to confidentiality obligations to a third party (regardless of whether the information is disclosed in written, oral, graphic, electromagnetic or any other form).

12.4	Consent to disclosure.

If either Party needs to disclose the Confidential Information of the other Party, it shall obtain the written confirmation of the other Party.

12.5	Confidentiality term.

The Party receiving Confidential Information of the other Party shall permanently keep it confidential until the Confidential Information is legally disclosed.

Article 13 Notice

13.1	Notice.

All notices sent by one Party to the other Party shall be made in Chinese in writing, and shall be sent to the following addresses by email, personal delivery (including courier service) or registered mail:

If to Tengjing Sports & Culture Development (Shanghai) Co., Ltd.:

Contact person: [redacted]

Address: [redacted]

Tel: [redacted]

Email: [redacted]

If to Wuhan Ouyue Online TV Co., Ltd.:

Contact person: [redacted]

Address: [redacted]

Tel: [redacted]

Email: [redacted]

13.2	Determination of service time.

If a notice is sent by e-mail, the notice shall be deemed to have been served at the time of successful transmission recorded in the transmission record, unless the service occurs after 5:00 pm (Beijing time), in which case service shall be deemed to occur on the next working day; or, in the case of personal delivery (including courier service), the notice shall be deemed to be served on the date of signing the delivery receipt; or, if delivered by registered mail, it shall be deemed to be served on the seventh (7th) day after the receipt of the notice is issued by the post office.

13.3	Change of information.

If one Party needs to change the above information, it shall notify the other Party in writing within ten (10) days before the change, listing the information after change. Otherwise, after the notice is served at the above address or number confirmed in this Agreement, the obligations related to the sending of such notice shall be deemed to have been fully fulfilled.

Article 14 Applicable Law and Dispute Resolution

14.1	Applicable law.

The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of Chinese mainland.

14.2	Dispute resolution.

Any dispute arising from or in connection with this Agreement shall be settled by the Parties in the principle of friendly consultation. If consultation fails, either Party shall bring a lawsuit to the people’s court with jurisdiction in Nanshan District, Shenzhen where this Agreement is executed.

Article 15 Miscellaneous

15.1	Entire agreement.

This Agreement constitutes an entire agreement between the Parties on the subject matter of this Agreement and replaces all previous understandings, memorandums, intentions, agreements, commitments, representations, warranties and arrangements on the same subject matter.

15.2	Assignment.

Unless otherwise stipulated in this Agreement, neither Party shall assign all or part of its rights or obligations hereunder without the prior written consent of the other Party.

15.3	No agency relationship.

The Parties acknowledge that they are independent parties to the contract. Nothing in this Agreement shall be construed as authorizing one Party to act as the agent or spokesperson of the other Party. Unless otherwise specially stipulated hereunder, neither Party has the right to represent the other Party explicitly or implicitly, nor to create or assume any obligation in the name of the other Party, and such actions are not binding on the other Party.

15.4	Survival.

The relevant Articles in this Agreement (including but not limited to Articles 7, 9, 12, 14) shall survive the termination of this Agreement based on their nature and content.

15.5	Amendment.

No supplement, revision or amendment to this Agreement shall be binding upon the Parties unless a written contract is entered into by the Parties.

15.6	No waiver.

Failure to exercise or delay in exercising a right or remedy by one Party does not constitute a waiver of that right or remedy or other rights or remedies. The single or partial exercise of a right or remedy by one Party does not hinder the further exercise of that right or remedy or other rights or remedies.

15.7	Accumulation of rights.

The rights and remedies stipulated in this Agreement are accumulative and shall not exclude the rights or remedies provided by law.

15.8	Severability.

If any provision of this Agreement is held to be invalid or unenforceable, it will not affect the validity or enforceability of the remaining provisions of this Agreement. If any provision of this Agreement is judged to be invalid or unenforceable by any judicial organ or other competent authority, all remaining provisions of this Agreement will remain fully valid and will not be damaged in any way. If any provision of this Agreement is deemed invalid or unenforceable but will be valid or enforceable after some parts of the provision are deleted, the Parties will make the provision valid and enforceable by making the minimum necessary modifications.

15.9	Counterparts.

This Agreement is made in quadruplicate, with the Parties holding two copies each, all of which shall have the same legal effect.

(The remainder of this page is intentionally left blank.)

(Signature page)

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date stated on the first page of this Agreement.

Tengjing Sports & Culture Development (Shanghai) Co., Ltd.

Authorized Signatory:/s/ Authorized Signatory

Title:Match Copyright Owner

Wuhan Ouyue Online TV Co., Ltd.

Authorized Signatory:/s/ Authorized Signatory

Title:Senior Manager

Schedule 1 Definition

[redacted]

Schedule 2 Technical Quality Standards

[redacted]

Schedule 3 Blacklist of Advertisers

[redacted]

Schedule 4 Data Reporting

[redacted]

Schedule 5 IP Use Specifications for League of Legends Matches

[redacted]

Schedule 6 Advertising Standards for Non-official Sponsors in Match Broadcasting

[redacted]